CHANGE OF CONTROL AGREEMENT


     This Agreement is made and entered into this _____ day of _______________, 1999, by and between First Merchants Corporation, an Indiana corporation (hereinafter referred to as "Corporation"), with its principal office located at 200 East Jackson Street, Muncie, Indiana, and ____________ (hereinafter referred to as "Executive"), of Portland, Indiana.

     WHEREAS, the Corporation is the parent corporation of The First National Bank of Portland, a national banking association (hereinafter referred to as "Bank"), with its principal office located at 112 West Main Street, Portland, Indiana; and

     WHEREAS, Executive is the _______________________ of the Bank; and

     WHEREAS, the Corporation considers the continuance of proficient and experienced management to be essential to protecting and enhancing the best interests of the Bank, the Corporation, and the Corporation's shareholders; and

     WHEREAS, the Corporation desires to assure the continued services of Executive on behalf of the Bank and the Corporation; and

     WHEREAS, the Corporation recognizes that if a proposal for a Change of Control, as hereinafter defined, should occur, the uncertainty and questions which may be raised among management may result in the departure or distraction of key management personnel, to the detriment of the Bank, the Corporation, and the Corporation's shareholders; and

     WHEREAS, the Corporation desires to provide fair and reasonable benefits to Executive on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained and the continued employment of Executive by the Bank as its Chief Executive Officer, the Corporation and the Executive, each intending to be legally bound, covenant and agree as follows:

     1. TERM OF AGREEMENT.

             The Agreement shall continue in effect until ________________________________; provided, however, if a Change of Control of the Corporation, as defined in Section 2, shall have occurred during the term of this Agreement, this Agreement shall continue in effect until the earlier of (a) the second anniversary of the Executive's Date of Termination, as defined in
Section 2, or (b) Executive's sixty-fifth (65th) birthday.

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     2. DEFINITIONS.

        For purposes of this Agreement, the following definitions shall apply:

             A. CAUSE: "Cause" shall mean:

                (1) professional incompetence;

                (2) willful misconduct;

                (3) personal dishonesty;

                (4) breach of fiduciary duty involving personal profit;

                (5) intentional failure to perform stated duties;

                (6) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist orders; and

                (7) any intentional material breach of any term, condition or covenant of this Agreement.

             B. CHANGE OF CONTROL: "Change of Control" shall mean:

                (1) any person (as such term is used in Sections 13(d) and 14(d)
                    of the Securities Exchange Act of 1934 ["Exchange Act"]), other than the Corporation, is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities;

                (2) persons constituting a majority of the Board of Directors of the Corporation were not directors of the Corporation for at least the twenty-four (24) preceding months;

                (3) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting

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                    securities of the Corporation or such surviving entity
                    outstanding immediately after such a merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires fifty percent (50%) or more of the combined voting power of the Corporation's then outstanding securities; or

                (4) the stockholders of the Corporation approve a plan of
                    complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

             C. DATE OF TERMINATION: "Date of Termination" shall mean the date stated in the Notice of Termination (as hereinafter defined) or thirty (30) days from the date of delivery of such notice, as hereinafter defined, whichever comes first.

             D. DISABILITY: "Disability" shall mean the definition of such term as used in the disability policy then in effect for the Bank, and a determination of full disability by the Bank; provided that in the event there is no disability insurance then in force, "disability" shall mean incapacity due to physical or mental illness which will have caused Executive to have been unable to perform his duties with the Bank on a full time basis for one hundred eighty (180) consecutive calendar days.

             E. NOTICE OF TERMINATION: "Notice of Termination" shall mean a written notice, communicated to the other party hereto, which shall indicate the specific termination provisions of this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated.

             F. RETIREMENT: "Retirement" shall mean termination of employment by
                Executive in accordance with Bank's normal retirement policy generally applicable to its salaried employees in effect at the time of a Change of Control.

     3. TERMINATION.

             A. General. If any of the events described in Section 2
                constituting a Change in Control of the Corporation shall have occurred, Executive shall be entitled to the benefits described in Section 4 upon the subsequent termination of the Executive's employment during the term of this Agreement, unless such termination is (a) because of the death or Disability of Executive, (b) by the

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                Bank or the Corporation for Cause, or (c) by Executive other than on account of Constructive Termination (as hereinafter defined).

             B. If, following a Change of Control, Executive's employment shall be terminated for Cause, the Bank shall pay him his salary through the Date of Termination at the rate in effect on the date of the Notice of Termination, and the Bank and the Corporation shall have no further obligations under this Agreement. If, following a Change of Control, Executive's employment shall be terminated as a result of death or Disability, compensation to Executive shall be made pursuant to the Bank's then existing policies on death or Disability, and the Bank and the Corporation shall have no further obligations under this Agreement. If, following a Change of Control, Executive's employment is terminated by and at the request of Executive as a result of Retirement, compensation to the Executive shall be made pursuant to the Bank's normal retirement policy generally applicable to its salaried employees at the time of the Change of Control, and the Bank and the Corporation shall have no further obligations under this Agreement.

             C. CONSTRUCTIVE TERMINATION. Executive shall be entitled to terminate his employment upon the occurrence of Constructive Termination. For purposes of this Agreement, "Constructive Termination" shall mean, without Executive's express written consent, the occurrence, after a Change in Control of the Corporation, of any of the following circumstances:

                (1) the assignment to Executive of any duties inconsistent
                    (unless in the nature of a promotion) with the position in the Bank that Executive held immediately prior to the Change in Control of the Corporation, or a significant adverse reduction or alteration in the nature or status of Executive's position, duties or responsibilities or the conditions of Executive's employment from those in effect immediately prior to such Change in Control;

                (2) a reduction in Executive's annual base salary, as in effect immediately prior to the Change in Control of the Corporation or as the same may be adjusted from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Bank;

                (3) the Bank and/or the Corporation requires Executive to be relocated anywhere other than the Bank's offices in Portland, Indiana;

                (4) the taking of any action to deprive Executive of any
                    material fringe benefit enjoyed by him at the time of the Change of Control, or the

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                    failure to provide him with the number of paid vacation days to which he is entitled on the basis of years of service with the Bank and in accordance with the Bank's normal vacation policy in effect at the time of the Change of Control;

                (5) the failure to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Bank's life insurance, medical, health and accident, or disability plans in which Executive was participating at the time of the Change of Control of the Corporation, or the taking of any action which would directly or indirectly materially reduce any of such benefits; or

                (6) the failure of the Corporation to continue this Agreement in effect, or to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof.

     4. COMPENSATION UPON TERMINATION.

             Following a Change of Control, if his employment by the Bank shall be terminated by Executive on account of Constructive Termination or by the Bank or the Corporation other than for Cause, death, Disability, or Retirement (by and at the request of Executive), then Executive shall be entitled to the benefits provided below:

             A. No later than the fifth day following the Date of Termination, the Bank or the Corporation shall pay to Executive his full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Executive is entitled under any incentive, bonus or other compensation plan of the Bank in effect at the time such payments are due;

             B. The Bank or the Corporation shall pay to Executive an amount in cash, in a lump sum, which, when added to the present value of all other compensation, benefits and payments required to be included in the calculation under ss.280G of the Internal Revenue Code and regulations thereunder, shall equal two hundred ninety-nine percent (299%) of the "base amount," as defined under ss.280G of the Internal Revenue Code; provided, however:

                (1) the amount payable under this Section 4(B) shall be reduced to the extent necessary to prevent it from constituting a "parachute payment" within the meaning of ss.280G of the Internal Revenue Code; except that the reduction, if any,

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                (2) the reduction, if any, made pursuant to clause (1) of this
                    Section 4(B) shall not include any benefits payable to Executive under certain benefit plans which were established by the Bank through Bank Compensation Strategies Group prior to March 31, 1999, and previously disclosed to the Corporation, even if such non-inclusion causes the amount payable under this Section 4(B) to constitute a "parachute payment"within the meaning of ss.280G of the Internal Revenue Code;

             C. During the period beginning with Executive's Date of Termination and continuing until the earlier of (a) the second anniversary of such Date of Termination, or (b) Executive's sixty-fifth
                (65th) birthday, the Bank or the Corporation shall arrange to provide Executive with life, disability, accident and health insurance benefits substantially similar to those which Executive was receiving immediately prior to the Notice of Termination.

     5. Successors; Binding Agreement.

             A. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Corporation in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminates his employment on account of Constructive Termination following a Change of Control of the Corporation, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

             B. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the

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                devisee, legatee or other designee or, if there is no such designee, to his estate.

     6. MISCELLANEOUS.

             No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Corporation. No waiver by either party hereto at the time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar of dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana without regard to its conflicts of law principles. All references to a section of the Exchange Act or the Internal Revenue Code shall be deemed also to refer to any successor provisions to such section. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

     7. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     8. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Muncie, Indiana in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     9. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.


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     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunder subscribed his name, this _______ day of ______________________, 1999.


"CORPORATION"                                "EXECUTIVE"

FIRST MERCHANTS CORPORATION

By ______________________________          By ______________________________
     Michael L. Cox, President                      __________________



                   SCHEDULE A TO FIRST MERCHANTS CORPORATION
                          CHANGE OF CONTROL AGREEMENT


     The Corporation's Change of Control Agreement covering Barry Hudson and James A. Meinerding are all in the form of Exhibit 10.2 and are substantially identical with the exception of Section 1. The term of Barry Hudson's agreement is as follows:

          The Agreement shall continue in effect until Executive is no longer the Chief Executive Officer of the Bank; provided, however, if a Change of Control of the Corporation, as defined in Section 2, shall have occurred during the term of this Agreement, this Agreement shall continue in effect until the earlier of (a) the second anniversary of the Executive's Date of Termination, as defined in Section 2, or (b) Executive's sixty-fifth (65th) birthday.

The term of James Meinerding's agreement is as follows:

          The Agreement shall continue in effect until March 31, 2002, unless Executive's employment with the Bank terminates before that date; provided, however, if a Change of Control of the Corporation, as defined in Section 2, shall have occurred during the term of this Agreement, this Agreement shall continue in effect until the earlier of (a) the second anniversary of the Executive's Date of Termination, as defined in Section 2, or (b) Executive's sixty-fifth (65th) birthday.

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